Exhibit 99.1




                                                           N E W S R E L E A S E
                                                                  March 23, 2005

Contacts:
James S. Marlen, Chairman, President and Chief Executive Officer
Gary Wagner, Senior Vice President, Chief Financial Officer
Telephone:   626-683-4000




                    AMERON REPORTS FIRST-QUARTER IMPROVEMENT
                    ----------------------------------------



     PASADENA, Calif.-- Ameron International Corporation (NYSE: AMN) today reported earnings of $.06 per diluted share on sales of $138.8 million for the first quarter ended February 27, 2005. Ameron lost $.34 per diluted share on sales of $129.7 million in the quarter ended February 29, 2004.

     Significant profit improvements by the Water Transmission and Infrastructure Products Groups were partially offset by lower profits from the Fiberglass-Composite Pipe Group and a larger loss from the Performance Coatings & Finishes Group. Income from TAMCO, Ameron's 50%-owned steel mill in California, was slightly higher in the first quarter of 2005.

     "The first quarter of 2005 was substantially improved over last year when labor disputes disrupted operations," commented James S. Marlen, Ameron's Chairman, President and Chief Executive Officer. "Both the Water Transmission and Infrastructure Products Groups started the year strongly in spite of record wet weather in Southern California. The Fiberglass-Composite Pipe Group also continued to perform well in the first quarter."

     Although wet weather slowed operations, the Water Transmission Group returned to a traditional level of sales and profits in the first quarter of 2005. The Group had a slight loss on lower sales in the first quarter of 2004 due to strikes at two plants in Southern California. The Water Transmission Group entered 2005 with a relatively large backlog, and the forecast remains positive due to the backlog of orders.

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     The Fiberglass-Composite Pipe Group's sales and segment income declined in the first quarter of 2005 due to the timing of projects and mixed market conditions. Sales of piping for industrial and fuel- handling applications, supplied by Ameron's operations in the U.S. and Europe, were lower. Partially offsetting the decline were higher sales of onshore oilfield piping and marine piping supplied by Asian operations. Profits declined due to lower sales. The backlog is robust, and the forecast for the Fiberglass-Composite Pipe Group remains positive, driven by high oil prices, the strength of marine and offshore markets and the high cost of competitive steel tubing.

     The Performance Coatings & Finishes Group had a larger loss in the first quarter of 2005 than in the first quarter of 2004, on lower sales. Sales of industrial and marine coatings into U.S. and European markets declined due to continued sluggish demand. Additionally, the increasing strength of the euro and the British pound impacted the competitiveness of Ameron's operations in the Netherlands and the U.K., reducing sales into dollar-based markets in the Middle East, North Africa and Eastern Europe. Sales in the U.S. were down due in part to the loss of a contract to supply coatings to the U.S. Navy. Losses increased due to lower sales, higher raw material costs and plant inefficiencies. The outlook for this business is uncertain as chemical and industrial markets served by the Group have not shown signs of recovery.

     The Infrastructure Products Group had significantly higher sales and profits in the first quarter of 2005, compared to the same period in 2004. The improvement came from Hawaiian operations, which were disrupted by a strike in the first quarter of 2004. Sales of poles declined in the first quarter as the wet weather in Southern California affected construction projects and pole installations. The forecast for the Infrastructure Products Group remains positive due to the favorable level of residential, commercial and government construction.

     TAMCO's first-quarter profits were similar in 2005 and 2004. Shipments of construction rebar slowed in the fourth quarter of 2004 and the first quarter of 2005 as customers adjusted inventory levels and imports increased. In spite of wet weather which reduced construction in the first quarter, shipments began to increase in January as customers' inventory levels returned to traditional levels. TAMCO is forecasting a strong performance for the remainder of 2005, based on expected demand and current steel prices.

     James Marlen continued, "The first quarter is seasonally Ameron's slowest quarter. We are pleased with the performance of most of our operations and are taking steps to improve those that are underperforming. Overall, we continue to forecast a solid improvement in 2005."




     Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange
(AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait and Egypt.

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     Cautionary statement for purposes of the "Safe Harbor" provisions of The
Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.
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                        Ameron International Corporation
                   Condensed Consolidated Statements of Income
                               Three Months Ended
                      (In thousands, except per share data)
                                   (Unaudited)



                                              February 27,    February 29,
                                                  2005            2004
                                                ---------       ---------
Sales                                          $ 138,812       $ 129,668

Net Income/(Loss)                              $     481       $  (2,753)


Net Income/(Loss) Per Diluted Share            $     .06       $    (.34)